EXHIBIT 99.1

MiNK Therapeutics Reports Third Quarter 2024 Results and Business Update

NEW YORK, Nov. 14, 2024 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today announced results for the third quarter 2024. MiNK will host a conference call and webcast at 8:30 a.m. ET.

“Our progress this quarter reflects MiNK’s commitment to advancing effective and scalable therapies in cancer and immune-mediated diseases,” said Jennifer Buell, PhD, Chief Executive Officer of MiNK Therapeutics. “We have continued to expand our iNKT cell therapy platform and partnerships to address high-need areas, recently showcasing the versatility of iNKT cells in two presentations at SITC. Our clinical programs are advancing with the ongoing Phase 2 study in second-line and later-stage gastric cancer, with initial data anticipated early next year. These developments underscore our momentum in delivering impactful treatments for patients.”

Recent Business Updates:

  Board Appointment: Dr. Robert Kadlec, a recognized authority in biodefense, pandemic preparedness, and public health strategy, has joined MiNK’s Board of Directors. Dr. Kadlec’s expertise in public health and biodefense will support MiNK’s iNKT cell platform in addressing critical infectious diseases.
  Research Collaboration: MiNK and Autonomous Therapeutics, a pioneer in disease-activated RNA medicines, entered into a research collaboration to target and treat metastatic tumors. The collaboration combines Autonomous’ encrypted RNA™ (encRNA) technology with MiNK’s iNKT cell therapies, MiNK-215 and agenT-797, with the goal of developing therapies to effectively target metastatic cancer cells.
  SITC 2024 Presentations: Two poster presentations at the Society for Cancer Immunotherapy (SITC) 2024 Annual Meeting highlighted the potential of iNKT cell therapies in advancing cancer treatment:
    AgenT-797 demonstrated enhanced activity of checkpoint inhibitors and bispecific engagers in combination.
    PRAME-targeted TCR iNKT cell therapy showcased the potential to address limitations of traditional T cell therapies in targeting solid tumors such as NSCLC, ovarian cancer, melanoma, and sarcoma. Preclinical studies indicate that PRAME-TCR-iNKTs can specifically target and kill tumor cells.
  Solid Tumor Clinical Program: AgenT-797 is advancing in an enrolling Phase 2 trial in second-line and later-stage advanced gastroesophageal cancer at Memorial Sloan-Kettering Cancer Center, with results expected at a major conference in early 2025.
  Graft-versus-Host Disease (GvHD) Program: MiNK is advancing initiation of Phase 1 trial with external financial support to investigate agenT-797 for the treatment of GvHD, in collaboration with leading research institutions in the U.S. and EU for dosing to start in 2025.

Financial Results

MiNK ended the quarter with a cash balance of $6.3 million reflecting cash used in operations for the three and nine months ended September 2024 of $3 million and $7.8 million, respectively, reduced from $7.8 million and $12.7 million, for the same period in 2023.

Net loss for the three and nine months ended September 30, 2024, was $1.8 million, or $0.05 per share, and $8.3 million, or $0.22 per share, respectively. This compares to $5.1 million, or $0.15 per share, and $17 million or $0.50 per share, for the same periods in 2023.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2024	December 31, 2023

Cash and cash equivalents	$6,328	$3,367
Total assets	7,375	4,552

Other Financial Information
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Cash used in operations	$2,995	$4,209	$7,828	$12,727

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Operating expenses:
Research and development	$541	$3,427	$4,930	$12,179
General and administrative	1,163	1,796	3,505	5,242
Change in fair value of related party note	181	-	350	-

Operating loss	1,885	5,223	8,785	17,421

Other income, net	(78)	(107)	(464)	(422)

Net loss	$1,807	$5,116	$8,321	$16,999

Per common share data, basic and diluted:
Net loss	$(0.05)	$(0.15)	$(0.22)	$(0.50)
Weighted average number of common shares outstanding, basic and diluted	39,534	34,498	37,115	34,293

Conference Call

Dial-in numbers: 646-307-1963 (New York), 800-715-9871 (USA & Canada)

Conference ID: 5606166

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/ukmiq8bo/.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/ or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential, anticipated benefit, plans and timelines of iNKT cells and encrypted RNA, as well as the collaboration between MiNK and Autonomous Therapeutics. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q and the S-1 Registration Statement filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK and Autonomous undertake no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact

917-362-1370

investor@minktherapeutics.com

Media Contact

781-674-4428

communications@minktherapeutics.com